UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report: May 13, 2013

(Date of earliest event reported)

SciClone Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19825	94-3116852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

950 Tower Lane, Suite 900 Foster City, CA	94404
(Address of principal executive offices)	(Zip Code)

(650) 358-3456

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 13, 2013, SciClone Pharmaceuticals, Inc. (the “Company”) (through its subsidiary SciClone Pharmaceuticals International China Holding Ltd.) entered into a Framework Agreement (the “Agreement”) with Zensun (Shanghai) Science & Technology Co., Ltd. (“Zensun”) granting the Company a license and the exclusive rights in the People’s Republic of China, Hong Kong and Macau to promote, market, distribute and sell Neucardin™, a therapeutic drug developed by Zensun for the treatment of patients with intermediate to advanced chronic heart failure, and improvements of Neucardin™, for all human uses, with an initial target indication of chronic heart failure. The Agreement provides for the principal terms of the arrangement between the parties, and under the Agreement, the parties have agreed to negotiate a supplemental license and supply agreement in furtherance of the matters set forth in the Agreement.

Under the terms of the Agreement, Zensun will be responsible for the manufacturing and supply of Neucardin™, and the Company will be responsible for all aspects of commercialization, including the pre-and post-launch activities for Neucardin™. Financial terms of the Agreement include aggregate potential milestone payments of up to $18.5 million. The Company has agreed to make additional payments of $10 million should Zensun receive approval of Neucardin™ by subcutaneous infusion. Further indications and improved product forms of Neucardin could result in additional payments of up to $25 million. Also included in the Agreement is a $12 million collateralized loan facility by which the Company would provide a secured loan to Zensun that Zensun may use in future. The Company issued a press release on May 16, 2013 regarding the Zensun collaboration. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 2.02 Results of Operations and Financial Condition.

On May 16, 2013, the Company issued a press release announcing its preliminary estimates of revenue, earnings per share and cash guidance for the first quarter ended March 31, 2013. A copy of the Company’s press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.2, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 15, 2013, the Company notified The NASDAQ Stock Market LLC (“NASDAQ”) that it would delay filing its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2013 (the “Form 10-Q”). The filing delay will exceed the 5-day extension permitted under rules of the Securities and Exchange Commission. As a result, the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) which requires timely filing of reports required by rules of the Securities and Exchange Commission. The Company intends to submit a plan to regain compliance as quickly as possible, as required by the NASDAQ Listing Rules.

On May 16, 2013, as anticipated, the Company received a letter from NASDAQ indicating that the Company is not in compliance with the filing requirements for continued listing under NASDAQ Listing Rule 5250(c)(1) as a result of the Company’s delay in filing its Form 10-Q. The NASDAQ letter states that the Company is required to submit a plan to regain compliance with NASDAQ’s filing requirements for continued listing within 60 calendar days of the date of the NASDAQ notification letter.

The Company anticipates that it will submit the required plan to regain compliance within the 60-day period and that it will file its Form 10-Q as soon as practicable. The Company anticipates that it will fully regain compliance with the NASDAQ continued listing requirements upon such filing of its Form 10-Q.

The Company issued a press release on May 16, 2013 disclosing the Company’s receipt of the NASDAQ notification letter. A copy of the press release is attached as Exhibit 99.2 hereto.

Item 8.01 Other Events

On May 16, 2013, the Company announced that it will delay filing its Form 10-Q for the quarter ended March 31, 2013. As announced, the Company requires additional time to complete its financial statements contained in the Form 10-Q due to a review of the accounting treatment for portions of its NovaMed promotion services revenue that may impact the timing of revenue recognition. The Company is working diligently on this matter and intends to file its Form 10-Q as soon as practicable.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 16, 2013 regarding the Zensun collaboration.

99.2	Press Release dated May 16, 2013 regarding preliminary financial results for the first quarter ended March 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2013	SCICLONE PHARMACEUTICALS, INC.

	By:	/s/ Gary S. Titus
Gary S. Titus
Chief Financial Officer and Senior Vice President, Finance

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated May 16, 2013 regarding the Zensun collaboration.

99.2	Press release dated May 16, 2013 regarding preliminary financial results for the first quarter ended March 31, 2013.